FOR IMMEDIATE RELEASE - August 13, 2012
Contact:
Lyn Hittle, CFO
919.687.7800, ext 547
Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Announces June 30, 2012 results

DURHAM, N.C.--
M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced results of operations for the three and six months ending June 30, 2012. Total assets as of June 30, 2012 have decreased 5.2% or $15.8 million since December 31, 2011. Total loans outstanding as of June 30, 2012 of $180.6 million, reflect a decrease of $7.4 million since December 31, 2011 as a result of normal runoff, lack of demand for new loans, and increased pressure from other banks to refinance existing loan relationships. Total loans increased $1.9 million from the March 31, 2012 level. Interest income is lower in the three and six month periods ending June 30, 2012 from the same periods in 2011, mainly due to the lower average loan balances outstanding, combined with decreases in loan and investment yields.
Non-interest income is being adversely impacted by the reduction in service charge income and losses on sales of other real estate owned in 2012 compared to 2011. These reductions were partially offset in 2012 by gains on sales of securities. Non-interest expenses increased in the 2012 periods for employee-related costs and information technology. These increases were partially offset by savings in FDIC deposit insurance and other real estate owned expenses. The Company continues to focus on cost containment throughout its footprint. Net income before income taxes and dividends for the three months ended June 30, 2012 was $0.2 million, $0.1 million higher than the three months ended June 30, 2011.
In the three months ended June 30, 2011, the Company recorded a loan loss provision of $0.4 million, whereas for the three months ended June 30, 2012, the Company recorded a $44 thousand loss provision due mainly to the shrinkage of total loans outstanding. Net income available to common stockholders for the three month periods ending June 30, 2012 and 2011, were $0.1 million and $43 thousand, respectively. Comparing the six months ended June 30, 2012 and 2011, the provisions for loan losses were $44 thousand and $0.2 million, respectively. In the first quarter of 2011, the Company experienced a recovery in the provision, which resulted in the three month provision being higher than the six month provision. Net income before taxes and dividends for the six months ending June 30, 2012 and 2011 was $0.4 million and $0.6 million, respectively, mainly driven by lower net interest income in 2012.
“As the economy starts improving for our customers, we hope to see increased demand for loans,” stated Ms. Kim D. Saunders, President and CEO. “We are continuing to lend to qualified borrowers throughout our markets in the Piedmont-Triad region, Charlotte, Durham, and Raleigh. We are working through our problem loans and have recently seen some successful turnarounds for those borrowers. Our continuing profitability reflects our careful cost containment efforts, as well as our strong net interest margin mainly due to our low costs of funding.”
This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.
Source: M&F Bancorp, Inc.